ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated May 20, 2014

UBS AG Phoenix Autocallable Notes

UBS AG $•   linked to the common stock of Pioneer Natural Resources Company due on or about June 10, 2015

Investment Description

UBS AG Phoenix Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the common stock of Pioneer Natural Resources Company (the “underlying equity”). UBS will pay a quarterly contingent interest payment if the closing price of the underlying equity (in the case of any review date other than the final averaging dates) or the final price of the underlying equity (in the case of the valuation date) is greater than or equal to the interest barrier. The final price will be the arithmetic average of the closing prices on each of the final averaging dates. Otherwise, no interest will be paid for the quarter. UBS will automatically call the Notes if the closing price of the underlying equity (in the case of any review date other than the final averaging dates) or the final price of the underlying equity (in the case of the valuation date) is greater than or equal to the initial price. If the Notes are called, UBS will pay you the principal amount of your Notes plus the contingent interest payment for that quarter and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the final price of the underlying equity is greater than or equal to the trigger level (which is equal to the interest barrier), UBS will pay you a cash payment at maturity equal to the principal amount of your Notes plus the contingent interest payment for the final quarter. If the final price of the underlying equity is less than the trigger level, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative performance of the underlying equity over the term of the Notes and you may lose up to 100% of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
☐	Contingent Interest Payments — UBS will pay a quarterly contingent interest payment if the closing price of the underlying equity (in the case of any review date other than the final averaging dates) or the final price of the underlying equity (in the case of the valuation date) is greater than or equal to the interest barrier. Otherwise, no interest will be paid for the quarter.
☐	Automatically Callable — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent interest payment otherwise due for that quarter if the closing price of the underlying equity (in the case of any review date other than the final averaging dates) or the final price of the underlying equity (in the case of the valuation date) is greater than or equal to the initial price. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
☐	Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been called and the final price of the underlying equity is greater than or equal to the trigger level, UBS will repay your principal amount per Note at maturity. If the final price of the underlying equity is less than the trigger level on the valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the decline in the price of the underlying equity from the initial price to the final price. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	May 23, 2014
Settlement Date	May 29, 2014
Review Dates	Quarterly (see page 2)
Final Averaging Dates	June 1, 2015, June 2, 2015, June 3, 2015, June 4, 2015 and June 5, 2015 (the “valuation date”)
Maturity Date	June 10, 2015
*	Expected. See page 2 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand, or are not comfortable with, the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-13 of the Phoenix Autocallable Notes product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes we are offering. The contingent interest rate, initial price, trigger level and interest barrier for each of the Notes will be set on the trade date.

Underlying Equity	Stock Ticker	Contingent Interest Rate	Initial Price	Trigger Level	Interest Barrier	CUSIP	ISIN
Common Stock of Pioneer Natural Resources Company	PXD	13.30% per annum	$•	80% of the Initial Price	80% of the Initial Price	90270KBV0	US90270KBV08

The estimated initial value of the Notes as of the trade date is expected to be between $938.70 and $978.70 for Notes linked to the common stock of Pioneer Natural Resources Company. The range of the estimated initial value of the Notes was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the Phoenix Autocallable Notes product supplement relating to the Notes, dated November 21, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, the Phoenix Autocallable Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Pioneer Natural Resources Company	$•	$1,000.00	$•	$10.00	$•	$990.00
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the issuer of $10.00 per $1,000 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and an index supplement for various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Phoenix Autocallable Notes product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Phoenix Autocallable Notes Product Supplement dated November 21, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000434/c328126_690798-424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Phoenix Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Phoenix Autocallable Notes product supplement” mean the UBS product supplement, dated November 21, 2012, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You do not require an investment designed to guarantee a full return of principal at maturity.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.
♦	You believe the closing price of the underlying equity (in the case of any review date other than the final averaging dates) or the final price of the underlying equity (in the case of the valuation date) will be greater than or equal to the interest barrier on the specified review dates (including the valuation date).
♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the contingent interest payments specified in the applicable pricing supplement.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
♦	You would be willing to invest in the Notes based on the contingent interest rate listed herein (the actual contingent interest rate will be determined on the trade date and will be at least 13.30% per annum).
♦	You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.
♦	You are willing to invest in Notes that may be called early and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.
♦	You believe that (i) the price of the underlying equity will decline during the term of the Notes and is likely to be less than the interest barrier on the specified review dates and (ii) the arithmetic average of the closing prices on the final averaging dates is likely to be less than the trigger level.
♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
♦	You would be unwilling to invest in the Notes based on the contingent interest rate listed herein (the actual contingent interest rate will be determined on the trade date and will be at least 13.30% per annum).
♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.
♦	You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 4 of this free writing prospectus for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term(1)	Approximately 12 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final averaging dates and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Equity	The common stock of Pioneer Natural Resources Company
Contingent Interest Payment	If the closing price of the underlying equity (in the case of any review date other than the final averaging dates) or the final price of the underlying equity (in the case of the valuation date) is greater than or equal to the interest barrier, UBS will pay you the contingent interest payment applicable to such review date.
	If the closing price of the underlying equity (in the case of any review date other than the final averaging dates) or the final price of the underlying equity (in the case of the valuation date) is less than the interest barrier, the contingent interest payment applicable to such review date will not be payable and UBS will not make any payment to you on the relevant interest payment date.
	The contingent interest payment will be a fixed amount based upon equal quarterly installments at the contingent interest rate, which is a per annum rate. The table below sets forth each review date, interest payment date and a hypothetical contingent interest payment. The actual contingent interest payments will be based upon the contingent interest rate, which will be determined on the trade date. The table below assumes a contingent interest rate of 13.30% per annum for Notes linked to the common stock of Pioneer Natural Resources Company. Actual amounts will be determined on the trade date; amounts in the table below may have been rounded for ease of analysis.
	Pioneer Natural Resources Company
	Review Dates(1)	Interest Payment Dates(2)	Contingent Interest Payment (per Note)
	September 4, 2014	September 9, 2014	$33.25
	December 4, 2014	December 9, 2014	$33.25
	March 5, 2015	March 10, 2015	$33.25
	Final Averaging Dates	June 10, 2015	$33.25
	Contingent interest payments on the Notes are not guaranteed.
Contingent Interest Rate	The contingent interest rate is expected to be 13.30% per annum for Notes linked to the common stock of Pioneer Natural Resources Company. The actual contingent interest rate will be determined on the trade date.

Automatic Call Feature	The Notes will be called automatically if the closing price of the underlying equity (in the case of any review date other than the final averaging dates) or the final price of the underlying equity (in the case of the valuation date) is greater than or equal to the initial price.
If the Notes are called as described above, UBS will pay you on the corresponding interest payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent interest payment otherwise due on such date pursuant to the contingent interest payment feature. No further amounts will be owed to you under the Notes.
Payment at Maturity (per Note)	If the Notes are not called and the final price is greater than or equal to the trigger level and interest barrier, UBS will pay you a cash payment per Note on the maturity date equal to $1,000 plus the contingent interest payment otherwise due on the maturity date.
If the Notes are not called and the final price is less than the trigger level, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return, for an amount equal to:
$1,000 + ($1,000 × Underlying Return)
Underlying Return	Final Price – Initial Price Initial Price
Trigger Level	80% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments” in the Phoenix Autocallable Notes product supplement).
Interest Barrier	80% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments” in the Phoenix Autocallable Notes product supplement).
Initial Price	The closing price of the underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments” in the Phoenix Autocallable Notes product supplement).
Final Price	The arithmetic average of the closing prices of the underlying equity on each of the final averaging dates.
Final Averaging Dates	June 1, 2015, June 2, 2015, June 3, 2015, June 4, 2015 and June 5, 2015.
Valuation Date	June 5, 2015 may also be referred to as the valuation date.

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

(1)	Subject to the market disruption event provisions set forth in the Phoenix Autocallable Notes product supplement beginning on page PS-28.
(2)	There may be little or no secondary market. If you are able to sell the Notes in the secondary market on the day preceding a review date, or on a review date, the purchaser of the Notes shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent interest payment, if a contingent interest payment is paid on the interest payment date with respect to that review date. If you are able to sell your Notes in the secondary market on the day following a review date and before the applicable interest payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent interest payment, if a contingent interest payment is paid on the interest payment date with respect to that review date.

Investment Timeline

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Risks

An investment in any offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying equity. Some of the risks that apply to each offering of the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the Phoenix Autocallable Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will repay you the principal amount of your Notes in cash only if the final price of the underlying equity is greater than or equal to the trigger level and will only make such payment at maturity. If the Notes are not called and the final price is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
♦	The contingent repayment of principal applies only at maturity — The contingent repayment of your principal is only available if you hold your Notes to maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is greater than or equal to the trigger level.
♦	You may not receive any contingent interest payments — UBS will not necessarily make periodic interest payments on the Notes. If the closing price of the underlying equity on any review date other than the final averaging dates, or the final price on the valuation date is less than the interest barrier, UBS will not pay you the contingent interest payment applicable to such review date. If the closing price of the underlying equity is less than the interest barrier on each of the review dates other than the final averaging dates, and the final price on the valuation date is less than the interest barrier, UBS will not pay you any contingent interest payments during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent interest payments coincides with a period of greater risk of principal loss on your Notes.
♦	Payment at maturity based on averaging over the final averaging dates — Since your payment at maturity, if any, will be determined by the calculation agent based on an averaging of the value of the underlying equity as of each of the final averaging dates, your return on the Notes may be lower than the underlying return of the underlying equity from trade date to valuation date, and could be negative even if the underlying equity appreciated over the term of the Notes.
♦	Your potential return on the Notes is limited, you will not participate in any appreciation of the underlying equity and you will not have the same rights as holders of the underlying equity — The return potential of the Notes is limited to the pre-specified contingent interest rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Notes will vary based on the number of review dates on which the requirements of the contingent interest payment have been met prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any contingent interest payments or any other payment in respect of any review dates after the applicable call settlement date. Since the Notes could be called as early as the first review date, the total return on the Notes could be minimal. If the Notes are not called, you will not participate in any appreciation in the price of the underlying equity even though you will be subject to the underlying equity’s risk of decline. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying equity. Investors in the Notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.
♦	Higher contingent interest rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the arithmetic average of the closing prices of such underlying equity on the final averaging dates of the Notes could be less than the trigger level. This greater expected risk will generally be reflected in a higher contingent interest rate for that Note. However, while the contingent interest rate is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Notes could fall sharply, which could result in a significant loss of principal.
♦	Reinvestment risk — The Notes will be called automatically if the closing price of the underlying equity (in the case of any review date other than the final averaging dates) or the final price of the underlying equity (in the case of the valuation date) is greater than or equal to the initial price. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.
♦	Credit risk of UBS — The Notes are unsubordinated unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call, contingent interest payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.
♦	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. For additional information regarding Pioneer Natural Resources Company, please see “Information about the Underlying Equity” and “Pioneer Natural Resources Company” in this free writing prospectus and the underlying equity issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.
♦	Fair value considerations.
•	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
•	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
•	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
•	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
•	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
•	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.
•	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.
♦	There is no affiliation between the underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuer. However, we are not affiliated with the underlying equity issuer and are not responsible for such issuer's public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying equity and the underlying equity issuer for your Notes. The underlying equity issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price, the interest barrier and trigger level. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the Phoenix Autocallable Notes product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to the respective issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-31 of the product supplement. Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.
♦	The historical performance of the price of the underlying equity should not be taken as an indication of the future performance of the price of the underlying equity during the term of the Notes — It is impossible to predict whether the price of the underlying equity will rise or fall. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Notes.
♦	Potential conflict of interest — The calculation agent will determine whether the contingent interest payment is payable to you on any interest payment date or whether the Notes are subject to an automatic call, or the amount you receive at maturity of the Notes. The calculation agent may postpone any review date (including the final averaging dates) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent interest rate, trigger level and interest barrier, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

♦	The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the underlying equity that are not for the account of holders of the Notes or on their behalf. These trading activities might present a conflict between the holders’ interest in the Notes and the interest of UBS and its affiliates will have in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000.00 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for each Note will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000.00
Term:	Approximately 12 months
Initial Price:	$200.00
Contingent Interest Rate:	13.30% per annum (or 3.325% per quarter)
Contingent Interest Payment:	$33.25 per quarter
Review Dates:	Quarterly
Trigger Level:	$160.00 (which is 80% of the Initial Price)
Interest Barrier:	$160.00 (which is 80% of the Initial Price)

Example 1 — Notes are Called on the First Review Date

Date	Closing Price	Payment (per Note)
First Review Date	$200.00 (at or above Initial Price)	$1,033.25 (Settlement Amount)
	Total Payment:	$1,033.25 (3.325% total return)

Because the Notes are called on the first review date, UBS will pay you on the call settlement date a total of $1,033.25 per Note, reflecting your principal amount plus the applicable contingent interest payment for a 3.325% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are Called on the Third Review Date

Date	Closing Price	Payment (per Note)
First Review Date	$175.25 (at or above Interest Barrier; below Initial Price)	$33.25 (Contingent Interest Payment)
Second Review Date	$180.00 (at or above Interest Barrier; below Initial Price)	$33.25 (Contingent Interest Payment)
Third Review Date	$210.00 (at or above Initial Price)	$1,033.25 (Settlement Amount)
	Total Payment:	$1,099.75 (9.975% total return)

Because the Notes are called on the third review date, UBS will pay you on the call settlement date a total of $1,033.25 per Note, reflecting your principal amount plus the applicable contingent interest payment. When added to the contingent interest payment payments of $66.50 received in respect of prior review dates, UBS will have paid you a total of $1,099.75 per Note for a 9.975% total return on the Notes. No further amount will be owed to you under the Notes.

Example 3 — Notes are NOT Called and the Final Price of the Underlying Equity is at or above the Trigger Level

Date	Closing Price*	Payment (per Note)
First Review Date	$167.25 (at or above Interest Barrier; below Initial Price)	$33.25 (Contingent Interest Payment)
Second Review Date	$150.00 (below Interest Barrier)	$0.00
Third Review Date	$155.00 (below Interest Barrier)	$0.00
Valuation Date*	$179.00 (at or above Trigger Level and Interest Barrier; below Initial Price)	$1,033.25 (Payment at Maturity)
	Total Payment:	$1,066.50 (6.65% total return)

Because the Notes are not called and the final price of the underlying equity is greater than the trigger level, at maturity, UBS will pay you a total of $1,033.25 per Note, reflecting your principal amount plus the applicable contingent interest payment. When added to the contingent interest payment of $33.25 received in respect of prior review dates, UBS will have paid you a total of $1,066.50 per Note for a 6.65% total return on the Notes.

Example 4 — Notes are NOT Called and the Final Price of the Underlying Equity is below the Trigger Level

Date	Closing Price*	Payment (per Note)
First Review Date	$181.50 (at or above Interest Barrier; below Initial Price)	$33.25 (Contingent Interest Payment)
Second Review Date	$183.00 (at or above Interest Barrier; below Initial Price)	$33.25 (Contingent Interest Payment)
Third Review Date	$195.00 (at or above Interest Barrier; below Initial Price)	$33.25 (Contingent Interest Payment)
Valuation Date*	$80.00 (below Trigger Level and Interest Barrier)	$1,000.00 + [$1,000.00 × Underlying Return] = $1,000.00 + [$1,000.00 × -60%] = $1,000.00 - $600.00 = $400.00 (Payment at Maturity)
	Total Payment	$499.75 (50.025% loss)

Because the Notes are not called and the final price of the underlying equity is below the trigger level, at maturity UBS will pay you $400.00 per Note. When added to the contingent interest payment payments of $99.75 received in respect of prior review dates, UBS will have paid you $499.75 per Note for a loss on the Notes of 50.025%.

*  The closing price on the valuation date reflects the final price. The final price will be determined by taking the arithmetic average of the closing prices of the underlying equity on each of the final averaging dates, and therefore, will determine whether the Notes will be called on the maturity date pursuant to the automatic call feature.

The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not called on any review date, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the final price is less than the trigger level, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Notes, including payments in respect of an automatic call, contingent interest payment or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Notes.

Information about the Underlying Equity

All disclosures contained in this free writing prospectus regarding the underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2010, 2011, 2012 and 2013, as well as for the first calendar quarter of 2014. Partial data is provided for the second calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Pioneer Natural Resources Company

According to publicly available information, Pioneer Natural Resources Company (“Pioneer”) is an independent oil and gas exploration and production company with operations in the United States. Pioneer is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Pioneer explores for, develops and produces oil and gas reserves. Pioneer sells homogenous oil, natural gas liquid and gas units. Pioneer has one reportable operating segment, which is oil and gas exploration and production. Information filed by Pioneer with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13425, or its CIK Code: 0001038357. Pioneer’s website is http://www.pxd.com. Pioneer’s common stock is listed on the New York Stock Exchange under the ticker symbol “PXD.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Pioneer’s common stock, based on the daily closing prices on the primary exchange for Pioneer. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Pioneer’s common stock on May 16, 2014 was $202.52. The actual initial price will be the closing price of Pioneer’s common stock on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$56.32	$43.62	$56.32
4/1/2010	6/30/2010	$71.66	$56.40	$59.45
7/1/2010	9/30/2010	$66.89	$55.84	$65.03
10/1/2010	12/31/2010	$87.53	$65.56	$86.82
1/3/2011	3/31/2011	$102.86	$87.52	$101.92
4/1/2011	6/30/2011	$104.66	$83.66	$89.57
7/1/2011	9/30/2011	$99.53	$65.77	$65.77
10/3/2011	12/30/2011	$94.54	$61.82	$89.48
1/3/2012	3/30/2012	$116.24	$92.63	$111.59
4/2/2012	6/29/2012	$116.16	$78.78	$88.21
7/2/2012	9/28/2012	$113.16	$82.80	$104.40
10/1/2012	12/31/2012	$109.34	$101.65	$106.59
1/2/2013	3/29/2013	$132.45	$109.75	$124.25
4/1/2013	6/28/2013	$154.65	$110.17	$144.75
7/1/2013	9/30/2013	$188.80	$148.73	$188.80
10/1/2013	12/31/2013	$224.95	$176.43	$184.07
1/2/2014	3/31/2014	$204.51	$164.78	$187.14
4/1/2014*	5/16/2014*	$208.20	$181.60	$202.52
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 16, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Pioneer’s common stock from January 3, 2000 through May 16, 2014, based on information from Bloomberg. The dotted line represents a hypothetical interest barrier and trigger level of $162.02, which is equal to 80% of the closing price on May 16, 2014. The actual interest barrier and trigger level will be based on the closing price of Pioneer’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the Phoenix Autocallable Notes product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying equity. If your Notes are so treated, any contingent interest payment that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent interest payment, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payment) and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year otherwise, short-term capital gain or loss if held for one year or less. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to a coupon observation date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-45 of the Phoenix Autocallable Notes product supplement. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected equity-linked securities. In addition, while we do not currently intend to withhold on any contingent interest payments made to you if you provide us with a fully completed and validly executed IRS Form W-8 BEN, it is possible that we or another withholding agent may withhold on such payment (generally at a 30% rate, subject to reduction under an applicable income tax treaty.)

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of interest payments and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the Phoenix Autocallable Notes product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income.  U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets.  Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders.  The U.S. federal income tax treatment of the contingent interest payments is unclear. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any contingent interest payments made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld.

We will not attempt to ascertain whether the issuer of the underlying equity would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying equity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect of a Note upon a sale, exchange, redemption or other taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity as a United States real property holding corporation or the Notes as United States real property interests.

Section 871(m).  Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of the underlying equity) including possibly the Notes, may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act.The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to recently issued temporary and proposed Treasury regulations, FATCA withholding on “withholdable payments” begins on July 1, 2014, and withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local or other (including non-U.S.) taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of the final pricing supplement.

Each Agent may be deemed to be an “underwriter” as defined in the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.